Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2015

HOUSTON, October 29, 2015 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $50.8 million, or $1.32 per diluted share, for the three months ended September 30, 2015, versus net income of $55.7 million, or $1.40 per diluted share, for the third quarter of 2014. The third quarter 2015 results were favorably impacted by an after-tax foreign exchange gain of $5.1 million, or $0.13 per diluted share, as compared to an after-tax foreign exchange gain of $3.1 million, or $0.08 per diluted share, during the third quarter of 2014. Total revenues were $201.4 million during the quarter ended September 30, 2015 compared to $241.7 million for the same period in 2014.

Blake DeBerry, Dril-Quip’s President and CEO, stated, “Despite the fact that third quarter 2015 revenues fell below forecasts, we were pleased that our gross margins exceeded expectations and allowed us to achieve diluted earnings per share at the upper range of our guidance. Even though declining oil prices and continuing difficult market conditions have resulted in depressed booking levels, we continue to believe that our strong balance sheet and free cash flow will allow us to enhance long-term shareholder value.”

For the nine months ended September 30, 2015, net income was $143.7 million, or $3.70 per diluted share, compared with net income of $149.6 million, or $3.70 per diluted share, for the same period in 2014. The results for the first nine months of 2015 were favorably impacted by an after-tax foreign exchange gain of $860,000, or $0.02 per diluted share, as compared to an after-tax foreign exchange gain of $800,000, or $0.02 per diluted share during the first three quarters of 2014. Total revenues were $642.7 million during the nine months ended September 30, 2015 compared to $676.1 million during the same period in 2014.

In addition, the Company announced that its backlog at September 30, 2015 was $824 million, compared to its June 30, 2015 backlog of $974 million and its September 30, 2014 backlog of approximately $1.25 billion. The Company’s backlog balance during the three months ended September 30, 2015 was negatively impacted by purchase order cancellations and revisions totaling approximately $23 million and currency translation adjustments of approximately $13 million due primarily to the strengthening of the U.S. dollar versus the Brazilian real. Based upon current market conditions and excluding foreign currency gains/losses or any unusual items, the Company expects its earnings per diluted share for the quarter ending December 31, 2015 to approximate $1.00 to $1.10 per share. The Company also reaffirmed that it expects its full-year 2015 earnings per diluted share to be in the range of $4.70 to $4.80, excluding foreign currency gains/losses or any unusual items.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenues	$201,402	$241,750	$642,680	$676,138
Cost and expenses:
Cost of sales	108,132	135,250	350,934	371,030
Selling, general and administrative	17,280	20,845	67,871	70,300
Engineering and product development	11,735	12,663	35,348	34,295

	137,147	168,758	454,153	475,625

Operating income	64,255	72,992	188,527	200,513
Interest income	345	206	559	555
Interest expense	(4)	(3)	(10)	(15)

Income before income taxes	64,596	73,195	189,076	201,053
Income tax provision	13,819	17,512	45,422	51,428

Net income	$50,777	$55,683	$143,654	$149,625

Diluted earnings per share	$1.32	$1.40	$3.70	$3.70

Weighted average shares–diluted	38,548	39,880	38,789	40,444

Depreciation and amortization	$7,638	$7,648	$22,777	$22,774

Capital expenditures	$5,542	$7,946	$16,746	$31,164